      As filed with the Securities and Exchange Commission on July 2, 1996.


                                                       REGISTRATION NO. 333-4570
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                           ----------------------

                            AMENDMENT NO. 1 TO

                                 FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                           ----------------------

                             THE SHAW GROUP INC.
          (Exact name of registration as specified in its charter)

         LOUISIANA                                       72-1106167
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                11100 MEAD ROAD
                          BATON ROUGE, LOUISIANA 70816
                            TELEPHONE (504) 296-1140
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               T.A. BARFIELD, JR.
                         SECRETARY AND GENERAL COUNSEL
                                11100 MEAD ROAD
                             BATON ROUGE, LA. 70816
                                 (504) 296-1140
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ----------------------

                                  Copy to:
                            J. MICHAEL ROBINSON, JR.
                        KANTROW, SPAHT, WEAVER & BLITZER
                        (A PROFESSIONAL LAW CORPORATION)
                                 P.O. BOX 2997
                          BATON ROUGE, LA  70821-2997
                                 (504) 383-4703

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earliest effective registration statement for the effective offering: [ ] ______________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ] _____________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]



                           ----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment.    *
*  A registration statement relating to these securities has been filed   *
*  with the Securities and Exchange Commission.  These securities may     *
*  not be sold nor may offers to buy be accepted prior to the time the    *
*  registration statement becomes effective.  This prospectus shall not   *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION DATED JULY 2, 1996

PROSPECTUS
                                385,000 SHARES


    [LOGO]                   THE SHAW GROUP INC.


                                 COMMON STOCK


                            ----------------------

         The 385,000 shares of common stock, no par value (the "Common Stock") of The Shaw Group Inc. ("Shaw" or the "Company") offered hereby may be sold from time to time by certain stockholders of the Company described herein (the "Selling Stockholders") in transactions on the National Stock Market of the National Association of Securities Dealers Automated Quotation System (the "Nasdaq Stock Market"), otherwise in the over-the-counter market or otherwise at prices and at terms prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. All of the shares of the Common Stock owned by the Selling Stockholders have been "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), prior to their registration hereunder.

         In transactions effective as of January 15, 1996, and February 20, 1996, the Company's wholly-owned subsidiary, Word Industries Fabricators, Inc. ("WIFI"), delivered an aggregate of 385,000 shares of the Common Stock to the Selling Stockholders in partial payment for various assets acquired by WIFI used in the pipe fabrication business of the Selling Stockholders (and affiliates) located in Tulsa and Cleveland, Oklahoma. Pursuant to an agreement between the Company and the Selling Stockholders, the Company agreed to prepare and file a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the "Commission") to register the shares of Common Stock offered hereby. This Prospectus has been prepared for use in connection with future sales of the shares of Common Stock by the Selling Stockholders under the shelf registration statement on Form S-3. For more information concerning the Selling Stockholders and related matters, see "Selling Stockholders and Plan of Distribution." The shares of Common Stock may be sold from time to time by the Selling Stockholders pursuant to this Prospectus or in transactions
exempt from the registration requirements of the Securities Act.    In
connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Stockholders and Plan of Distribution". Outstanding shares of Common Stock of the Company are reported on the Nasdaq Stock Market under the symbol "SHAW".

         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                           ----------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is July ____, 1996.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference:


         (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1995;

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended February 29, 1996;

         (d) The Company's Current Report on Form 8-K dated January 30, 1996, as amended by Amendment No. 1 on Form 8-K/A-1 filed on March 29, 1996;


         (e) The Company's Current Report on Form 8-K dated April 17, 1996, as amended by Amendment No. 1 on Form 8-K/A-1 filed on June 19, 1996;


         (f) The Company's Proxy Statement dated December 29, 1995 in connection with the Company's Annual Meeting of Shareholders held on February 2, 1996; and

         (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (including any amendments or reports filed for the purpose of updating such description).

         All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written requests shall be directed to The Shaw Group Inc., 11100 Mead Road, Baton Rouge, LA 70816, Attention: Bret M. Talbot, Chief Financial Officer, telephone (504) 296-1140.

                             AVAILABLE INFORMATION

         Shaw is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, reports, proxy statements and other information concerning Shaw may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information set forth in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 25049, and copies thereof may be obtained at fees and charges prescribed by the Commission.

                                  THE COMPANY

         Shaw is a leading fabricator of piping systems in the United States, purchasing pipe from manufacturers and cutting, bending and welding fittings on the pipe to precise customer specifications. At its strategically located plants, Shaw specializes in production of complex piping systems for new construction and retrofit projects throughout the world primarily for electric power, refining, chemical, gas processing, coal gassification and related fuel industries. Shaw's ability to prefabricate piping systems at its facilities allows major construction projects to be completed more quickly and at a lower cost than if the systems were fabricated at the construction site. The pipe utilized by the Company is principally carbon steel, as well as stainless and other alloys, and ranges in diameter from 1 inch to 72 inches with overall wall thicknesses from 1/8 inch to 7 inches. In addition, the Company has subsidiaries that manufacture pipe fittings, distribute pipe fittings and flanges, design complex piping systems and design and fabricate pipe support systems that are used to support the complex piping systems that the Company fabricates.

         The Company was founded in 1987 to purchase the assets of Benjamin F. Shaw Company, a century-old pipe fabricator. The Company has grown substantially, increasing its domestic market share and developing international business. From fiscal year 1988 to fiscal year 1995, sales increased from $29.3 million to $135.3 million, and net income increased from $0.6 million to $4.3 million.

         The Company was incorporated in Louisiana in August 1987. The Company's executive offices are located at 11100 Mead Road, Baton Rouge, Louisiana 70816, and its telephone number is (504) 296-1140.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock should consider carefully the matters set forth below, as well as the other information contained in this Prospectus (or incorporated herein by reference), in evaluating an investment in the Common Stock.

CYCLICALITY OF CUSTOMER PROJECTS

         The demand for pipe fabrication services depends primarily on the existence of construction and retrofit projects, particularly in the chemical, power plant and refinery industries. These industries historically have been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the economy. The Company's results of operations may vary depending on the availability of future projects from such industries.

DEPENDENCE ON MAJOR CUSTOMERS

         Projects in the chemical, power plant and refinery industries frequently involve a lengthy and complex bidding and selection process, and the ability of the Company to obtain future contracts is difficult to predict. Because a significant portion of the Company's revenues are generated from large projects, its results of operations can fluctuate from quarter to quarter. In the fiscal year ended August 31, 1995, contracts with two customers accounted for 32% of the Company's sales. While a concentration of customers has been historically prevalent, because of the nature of the Company's business, the significant customers vary between years.

CONTROL BY MANAGEMENT


         As of May 31, 1996, the executive officers and directors of the Company and its key subsidiaries beneficially owned approximately 47% of the outstanding Common Stock but controlled approximately 76% of the voting power. Consequently, these persons will be able to exercise effective control over the corporate actions and the outcomes of matters requiring a shareholder vote, including election of the directors.


VOTING RIGHTS TIED TO DURATION OF STOCK OWNERSHIP; ANTI-TAKEOVER EFFECTS

         The Company's articles of incorporation, as restated, generally provides that each share of Common Stock that has been held by the same person for at least four consecutive years is entitled to five votes on each matter to be voted upon at stockholders' meetings, and all shares held for less than four years are entitled to one vote per share for each such matter. This charter provision could concentrate control in existing stockholders of the Company, increase the difficulty of removing the incumbent Board of Directors or management, diminish the likelihood that a potential acquirer would make an offer for the Common Stock, and impede a transaction favorable to the interests of certain stockholders. Each purchaser of shares of Common Stock offered hereby will be entitled to one vote for each such share at all stockholder's meetings until such shares have been, in accordance with the Company's articles of incorporation, as restated, continuously owned for a period of four years, in which case the holder will be entitled to five votes for each share on all matters submitted to stockholders. See "Description of Capital Stock - Common Stock".

POTENTIAL FOR PRODUCT LIABILITY CLAIMS

         Certain of the Company's products are used in potentially hazardous environments. Although the Company has not been required to pay any products liability claims to date, catastrophic occurrences at locations where the Company's products are used could in the future result in significant products liability claims against the Company.

DEPENDENCE ON KEY MANAGEMENT

         The success of the Company's business will be materially dependent upon the continued services of its founder, Chairman and Chief Executive Officer, Mr. James M. Bernhard, Jr., and other key officers and employees. The loss of Mr. Bernhard or such other key personnel due to death, disability or termination of employment could have a material adverse effect on the operations or financial condition, or both, of the Company.

INTERNATIONAL CONTRACTS, OPERATIONS AND EXPANSION

         The success of the Company's contracts with, operations in and expansion into foreign markets depends on numerous factors, many of which are beyond its control. In addition, foreign contracts, operations and expansion may increase the Company's exposure to certain risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks. Although the majority of the Company's contracts with respect to international sales to date have been denominated in United States dollars, the Company from time to time enters into contracts denominated in foreign currency and no assurance can be made that future contracts will be denominated solely in United States dollars; therefore, the Company is from time to time subject to foreign exchange risks.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Common Stock may experience fluctuations that are unrelated to the operating performance of the Company, such as market conditions generally and developments specifically related to the pipe fabrication industry.

Additionally, the volume of daily trading in the Common Stock to date has been limited, and as a result, the sale of a significant number of shares of Common Stock by one or more stockholders within a relatively short time period could adversely affect the market price for the Common Stock.

                                USE OF PROCEEDS

         The shares of Common Stock offered hereby are being offered by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The 385,000 shares of Common Stock (the "Shares") being registered under the shelf registration statement of which this Prospectus forms a part were acquired by the Selling Stockholders either directly or indirectly from a wholly-owned subsidiary of the Company, Word Industries Fabricators, Inc. ("WIFI"), in connection with the acquisition by WIFI of (i) substantially all of the equipment and rolling stock of Word Industries Pipe Fabricating, Inc. ("WIPF"), as well as certain real estate owned or used by WIPF in connection with its pipe fabrication business in Tulsa, Oklahoma; and (ii) certain real estate, facilities and related assets used by WIPF as its paint and sand blasting facility located in Cleveland, Oklahoma. In connection with the transactions described above, the Company agreed to file a registration statement with the Commission for the Shares and the Company did file such registration statement on May 3, 1996. The Shares are being registered to facilitate their sale under the Securities Act. Pursuant to such registration statement, the Selling Stockholders may choose to sell all or a portion of the Shares from time to time in transactions reported on the Nasdaq Stock Market, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The table below reflects the number of shares of Common Stock owned prior to the offering, the number of shares being offered hereby for the Selling Stockholders account, and the percentage of outstanding shares to be held by them before and following completion of the offering. Although the following table is presented on the assumption that all of the Selling Stockholders will sell all of their shares, the Company cannot predict whether this in fact will occur (and the Selling Stockholders have indicated that they do not presently intend to sell all of their shares of Common Stock), the timing or amount of any actual sales, or the impact thereof or the market price of the Company's Common Stock. One of the Selling Stockholders, Sharron Stuart, is married to Louis V. Stuart, who is an officer of a Shaw subsidiary and a shareholder of one of WIPF's affiliates. In addition, T.N. Word has entered into an employment agreement with Shaw's subsidiary, WIFI, pursuant to which T.N. Word will serve as President of WIFI.



=====================================================================================================================
                                             BENEFICIAL OWNERSHIP                             BENEFICIAL OWNERSHIP
                                             BEFORE THE OFFERING                              AFTER THE OFFERING(1)
                                            ----------------------                            ---------------------
       NAME OF SELLING STOCKHOLDER          SHARES        PERCENT(2)  SHARES TO BE SOLD       SHARES       PERCENT(2)
- ---------------------------------------------------------------------------------------------------------------------
  Word Industries Pipe Fabricating,         115,000         1.21%           115,000             0             0%
  Inc.
- ---------------------------------------------------------------------------------------------------------------------
  T.N. Word                                 183,315         1.93%           183,315             0             0%
- ---------------------------------------------------------------------------------------------------------------------
  Martha Plunk                              28,895           .03%           28,895              0             0%
- ---------------------------------------------------------------------------------------------------------------------
  Marilyn Choate                            28,895           .03%           28,895              0             0%
- ---------------------------------------------------------------------------------------------------------------------
  Sharron Stuart                            61,881(3)       .065%           28,895            32,986         .035%
=====================================================================================================================



____________________
(1) Assumes that the Selling Stockholders will sell all of their shares of Common Stock offered hereby, which they may or may not do.

(2) Based upon 9,489,552 shares, the number of shares of Common Stock outstanding as of May 31, 1996.

(3) Includes 32,986 shares beneficially owned an by immediate family member, 6,250 of which may be acquired upon the exercise of options within 60 days and are thus deemed beneficially owned pursuant to Rule 13d-3(a) of the Exchange Act.

     The Shares owned by the Selling Stockholders may be sold from time to time by the Selling Stockholders, on one or more exchanges or in the over-the-counter market, or otherwise at prices and on terms then prevailing or at prices then related to the then current market price, or in negotiated transactions. The Shares may be sold by or through broker- dealers in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate any transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the Registration Statement relating thereto, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other broker-dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions as described above. Pursuant to the registration agreement entered into in connection with the transactions described above, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value; and 5,000,000 shares of Preferred Stock, no par value. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to and is qualified in its entirety by, the Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company that are incorporated herein by reference as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK


     As of May 31, 1996, there were 9,489,552 shares of Common Stock outstanding. In addition, 838,625 shares of Common Stock are reserved for issuance pursuant to the Company's 1993 Employee Stock Option Plan. Cumulative voting is prohibited in the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by the Company. The shares of Common Stock presently outstanding are fully paid and non-assessable. The Common Stock is quoted on the Nasdaq Stock Market under the symbol "SHAW".


     Each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Company for their vote, waiver, release or other action; except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter in respect of any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or to take any other action. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following:

   (a) voting power, which includes, without limitation, to vote or the power to direct the voting power of such share of Common Stock;

   (b) investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock;

   (c) the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or

   (d) the right to receive or to retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

   Without limiting the generality of the foregoing, the following events or conditions will be deemed to involve a change in beneficial ownership of a share of Common Stock:

   (a) in the absence of proof to the contrary provided in accordance with certain procedures set forth below, a change in beneficial ownership will be deemed to have occurred (i) whenever an outstanding share of Common Stock is transferred of record into the name of any other person, and (ii) upon the issuance of shares in a public offering;

   (b) in the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in (a) through (d), inclusive, above with respect to such outstanding share of Common Stock during the four years immediately preceding the date on which a determination is made of the shareholders of the Company entitled to vote or to take any other action, then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period;

   (c) in the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or a change in such trustee, agent, guardian or custodian; or

   (d) in the case of outstanding shares of Common Stock beneficially owned by a person or group of persons, who, after acquiring, directly or indirectly, the beneficial ownership of 5% of the outstanding shares of Common Stock, fails to notify the Company of such ownership within ten days after such acquisition, a change in beneficial ownership of such shares of Common Stock will be deemed to occur on each day while such failure continues.

   Notwithstanding any other provisions in the Company's Restated Articles of Incorporation to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

   (a) any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of the Company's Restated Articles of Incorporation;

   (b) any changes in beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

   (c) any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others;

   (d) any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

   (e) any issuance of a share of Common Stock by the Company or any transfer by the Company of a share of Common Stock held in treasury other than in a public offering thereto, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

   (f) any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder promulgated;

   (g) any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption ("relatives") or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

   (h) any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person);

   (i) any appointment of a successor trustee who or which was specifically named in a trust instrument prior to the effective date of this Offering; or

   (j) any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

   All determinations concerning changes in beneficial ownership, or the
absence of any such change, are made by the Board of Directors of the   Company
or, at any time when the Company employs a transfer agent with respect to the shares of Common Stock, at the Company's request, by such transfer agent on the Company's behalf. Written procedures designated to facilitate such determinations are to be established and may be amended, from time to time, by the Board of Directors. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

   In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired.

     Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock will constitute a single class of shares of the Company.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of 5,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, issuance of Preferred Stock could result in a series of securities outstanding that would have preferences over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to the Common Stock. The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy, consent or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without shareholder approval and with voting and conversion rights which could adversely affect the voting owner of holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue any shares of Preferred Stock.

LOUISIANA FAIR PRICE AND CONTROL ACQUISITION STATUTES

     Under Louisiana law, the acquisition of voting power (a "control share acquisition") of an "issuing public corporation" that results in the purchaser acquiring voting power in excess of 20%, 33 1/3% or 51% of the total voting power of the issuing public corporation requires approval of a majority of the voting power of the issuing public corporation and each class entitled to vote separately on the proposal, excluding the shares of the acquiring person, any officer of the issuing public corporation and any employee of the issuing public corporation who is also a director of such corporation. Shares acquired in a control share acquisition without such approval will have no voting rights and under certain circumstances may be subject to a redemption by the corporation. The restrictions imposed under such law are applicable to all Louisiana corporations that fall within the definition of an "issuing public corporation" (as does the Company) unless the issuing public corporation's articles of incorporation or by-laws, as in effect before the acquisition has occurred, provide that such provisions do not apply. The Company's Restated Articles of Incorporation and Amended and Restated Bylaws do not contain such a provision; therefore, the above restrictions contained in Louisiana law do apply to the Company.

     In addition, if certain elections were to be made by the Company's Board of Directors under the Louisiana Business Corporation Law, unless certain price and procedural requirements are met, certain business combinations involving the Company and any holder of 20% or more of the Company's outstanding voting stock may be required to be approved by at least (i) 80% of the votes entitled to be cast by holders of the outstanding voting stock and (ii) two-thirds of the votes entitled to be cast by the holders of voting stock other than the voting stock held by such holder. This provision could be regarded as a deterrent to a takeover of the Company and could be applied selectively by the Board of Directors.

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

     The Company's Restated Articles of Incorporation contain provisions which eliminate the personal liability of its directors and officers, for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for violations under Section 92(D) of the Louisiana Business Corporation Law or any transaction from which the director or officer derived an improper personal benefit. The Restated Articles of Incorporation contain provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by Section 83 of the Louisiana Business Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company agents believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that if the number of directors constituting the entire Board of Directors is increased to twelve or more members, then at the next meeting of shareholders at which directors are to be elected, the Board of Directors shall be divided into three classes, the members of which will serve staggered three-year terms. The Company believes that a classified board of directors could help to assure the continuity and stability of the Board's and Shaw's business strategies and policies as determined by the Board of Directors. The classified board provision, if implemented, could have the effect of making the removal of incumbent directors more time-consuming and, therefore, discouraging a third party from making a tender offer or otherwise attempting to obtain control of Shaw, even though such an attempt might be beneficial to Shaw and its shareholders. Thus, the classified board provision could increase the likelihood that incumbent directors would retain their positions.

ADVANCE NOTICE PROVISIONS FOR CERTAIN SHAREHOLDER ACTIONS

     The Company's Amended and Restated By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of shareholders of the Company (the "Business Procedure").

     Under the Business Procedure, a shareholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company's Amended and Restated By-Laws. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at the meeting.

     The Nomination Procedure requires that a shareholder give prior written notice, in proper form, of a planned nomination for the Company's Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-Laws. If the election inspectors determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Although the By-Laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or of any other business desired by shareholders to be conducted at an annual or any other meeting, the Company's Amended and Restated By-Laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

SUPER MAJORITY PROVISIONS

     The Company's Restated Articles of Incorporation contain provisions requiring the affirmative vote of the holders of at least 75% of voting power of the Company's capital stock to amend certain provisions of the Articles, including provisions relating to the removal of directors.

     The Company's Restated Articles of Incorporation require the approval of the holders of at least 75% of the Company's outstanding shares of Common Stock, not including shares held by a Related Person (as defined below), to approve certain Business Combinations (as defined below) and related transactions. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially, directly or indirectly, more than 5% of the outstanding shares of Common Stock of the Company. The term "Business Combination" is defined to include, among other things, (i) any merger of consolidation of the Company or a subsidiary of the Company which constitutes more than 50% of the assets of the Company, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity; (ii) any sale, lease, exchange, transfer or other disposition of more than 50% of the assets of the Company; (iii) any reclassification of the Common Stock of the Company; and (iv) any liquidation or dissolution of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Union National Bank, Charlotte, North Carolina.

                                 LEGAL MATTERS


     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), P.O. Box 2997, Baton Rouge, Louisiana, 70821. As of May 31, 1996, members of the firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) owned, directly or indirectly, approximately 100 shares of the Company's Common Stock.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995 have been audited by Arthur Andersen LLP and Hannis T. Bourgeois & Co., L.L.P., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The single, jointly signed auditor's report is considered to be the equivalent of two separately signed auditor's reports. Thus, each firm represents that it has complied with generally accepted auditing standards and is in a position that would justify being the only signatory of the report.

================================================================================

        NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO ANY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.



                      --------------------


                       TABLE OF CONTENTS



                                                 Page
                                                 ----
 Incorporation of Certain Documents
   by Reference  . . . . . . . . . . . . .        2
 Available Information . . . . . . . . . .        2
 The Company . . . . . . . . . . . . . . .        3
 Risk Factors  . . . . . . . . . . . . . .        3
 Use of Proceeds . . . . . . . . . . . . .        5
 Selling Stockholders and Plan of
   Distribution  . . . . . . . . . . . . .        5
 Description of Capital Stock  . . . . . .        6
 Legal Matters . . . . . . . . . . . . . .       11
 Experts . . . . . . . . . . . . . . . . .       11



                      --------------------

================================================================================

================================================================================


                                385,000 SHARES


                             THE SHAW GROUP INC.


                                 COMMON STOCK


                                    [LOGO]




                             --------------------

                                  PROSPECTUS

                             --------------------






                                JULY ____, 1996






================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with the preparation and filing of this registration statement and the issuance and distribution of the securities being registered (all amounts are estimated, except the filing fee):



                                                             TOTAL
                                                             -----
 Filing Fee                                                $ 2,606.05
 Accounting fees and expenses                                2,500.00
 Legal fees and expenses                                     2,500.00
 Cost of printing and engraving                              5,000.00
 Transfer agents' fees                                       1,000.00
 Miscellaneous                                               1,500.00
                                                            ---------
 TOTAL                                                     $12,606.05





ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Section 83 of the Louisiana Business Corporation Law (the "LBCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or director actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.


         Pursuant to Section 83 of the LBCL, the Company has adopted provisions in its Articles of Incorporation which require the Company to indemnify its directors and officers to the fullest extent permitted by the LBCL.


         The Company has entered into indemnification agreements with its directors and certain of its officers which provide that the Company will, if certain conditions are met and the director or officer acted in accordance with the applicable standards and subject to certain procedures and exceptions, indemnify such persons for claims, judgments and related expenses resulting from their service on behalf of the Company and its affiliated entities in any pending, threatened or completed action, suit or proceeding, whether civil administrative or criminal, except where (i) the Company is prohibited by law from providing such indemnification; (ii) payment of the indemnification amounts has been made under an insurance policy; or

(iii) the director or officer gained a personal profit to which he or she was not legally entitled including profits arising from the violation of certain securities laws.


ITEM 16.  EXHIBITS

(a)      Exhibits

  Exhibit No.                 Description of Document
  -----------                 -----------------------

     4.1(1)      Restated Articles of Incorporation

     4.2(2)      Amended and Restated By-Laws

     4.3(3)      Specimen Common Stock Certificate

     5.1(4) Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation)

    23.1(4)      Consent of Arthur Andersen LLP



    23.2(4)      Consent of Hannis T. Bourgeois & Co., L.L.P.



    23.3(4)      Consent of Deloitte & Touche LLP



    23.4(4)      Consent of Roberts, Cherry and Company



    23.5(4) Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (Included in Exhibit 5.1)


    24.1(5)      Power of Attorney

     (1) Incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended by Amendment No. 1 on Form 10-K/A-1.
     (2) Incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended by Amendment No. 1 on Form 10-K/A-1.
     (3) Incorporated herein by reference to the designated Exhibit of Company's Registration Statement on Form S-1 filed on October 22, 1993, as amended (Registration No. 33-70722).

     (4)      Filed herewith.


     (5)      Previously filed.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) to include any Prospectus required by Section 10(a) of the Act.

                 (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

                      (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by way of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted of directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person for the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on June 27, 1996.


                                          THE SHAW GROUP INC.


                                          By: /s/ T.A. BARFIELD, JR.
                                             -------------------------------
                                              T.A. Barfield, Jr.
                                              Secretary and General Counsel






     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                 Signature                                        Title                                Date
                 ---------                                        -----                                ----

 /s/ J.M. BERNHARD, JR.                     Chairman of the Board, President and Chief             June 27, 1996
 -----------------------------------------   Executive Officer (Principal Executive
 J.M. Bernhard, Jr.                          Officer)

  /s/ BRET M. TALBOT                         Chief Financial Officer, Treasurer and                June 27, 1996
 -----------------------------------------   Director (Principal Financial Officer and
 Bret M. Talbot                              Principal Accounting Officer)


  /s/ GEORGE R. SHEPHERD                     Chief Operations Officer and Director                 June 27, 1996
 -----------------------------------------
 George R. Shepherd


                                             President of Fronek Company, Inc. and F.C.I.          June   , 1996
 -----------------------------------------   Pipe Support Sales, Inc. and Director
 Frank Fronek

                                             Director                                              June   , 1996
 -----------------------------------------
 Albert McAlister


                     *                       Director                                              June 27, 1996
 -----------------------------------------
 L. Lane Grigsby

                                             Director                                              June   , 1996
 -----------------------------------------
 David W. Hoyle


                     *                       Director                                              June 27, 1996
 -----------------------------------------
 John W. Sinders, Jr.


                                             Director                                              June   , 1996
 -----------------------------------------
 R. Dale Brown, Sr.


*By: /s/ J.M. BERNHARD, JR.
     -------------------------------------
         J.M. Bernhard, Jr.
          Attorney-in-fact


                                 EXHIBIT INDEX


Exhibit No.              Description of Document                                            Page
- -----------              -----------------------                                            ----
     4.1(1)      Restated Articles of Incorporation

     4.2(2)      Amended and Restated By-Laws

     4.3(3)      Specimen Common Stock Certificate

     5.1(4)      Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional
                 Law Corporation)

    23.1(4)      Consent of Arthur Andersen LLP

    23.2(4)      Consent of Hannis T. Bourgeois & Co., L.L.P.

    23.3(4)      Consent of Deloitte & Touche LLP

    23.4(4)      Consent of Roberts, Cherry and Company

    23.5(4)      Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional
                 Law Corporation)(Included in Exhibit 5.1)

    24.1(5)      Power of Attorney



(1) Incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended by Amendment No. 1 on Form 10-K/A-1.
(2) Incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended by Amendment No. 1 on Form 10-K/A-1.
(3) Incorporated herein by reference to the designated Exhibit of the Company's Registration Statement on Form S-1 filed on October 22, 1993, as amended (Registration No. 33-70722)




(4)      Filed herewith.


(5)      Previously filed.